UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Information Required In Proxy Statement

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ARTHUR J. GALLAGHER & CO.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

ARTHUR J. GALLAGHER & CO.

2850 Golf Road

Rolling Meadows, Illinois 60008-4050

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT RELATING TO

THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON TUESDAY, MAY 10, 2022

Arthur J. Gallagher & Co. (the “Company” ) is writing to supplement the information included in its Notice of 2022 Annual Meeting and Proxy Statement filed on March 22, 2022 (the “Proxy Statement”). Specifically, in its Proxy Statement, the Company asked for stockholder approval of the 2022 Long-Term Incentive Plan (“2022 LTIP”), including approval of 13,500,000 shares authorized for issuance thereunder, at the Company’s 2022 Annual Meeting of Stockholders scheduled for May 10, 2022 (the “Annual Meeting”). In the Proxy Statement, the Company disclosed that as of March 16, 2022, the record date for the Annual Meeting, 6,666,835 shares remained outstanding under the Company’s 2017 Long-Term Incentive Plan (“2017 LTIP”), and that upon approval of the 2022 LTIP, such shares would be canceled and no further awards would be made under the 2017 LTIP. The Company hereby clarifies that no awards have been made under the 2017 LTIP since March 16, 2022 and no additional awards will be granted under the 2017 LTIP prior to the Annual Meeting.

This supplement to the Proxy Statement is being filed with the SEC and made available to the Company’s stockholders on or about April 19, 2022. The Proxy Statement, as well as the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, are available at https://investor.ajg.com/financials/default.aspx#financial-year--proxy.

Except as amended or supplemented by the information contained in this supplement, all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares. We are asking for your support by voting “FOR” all proposals at the Annual Meeting of Stockholders. In particular, we are requesting your support by voting “FOR” Proposal 2, Approval of the Arthur J. Gallagher & Co. 2022 Long-Term Incentive Plan, Including Approval of 13,500,000 Shares Authorized for Issuance Thereunder.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the Proxy Statement for instructions on how to do so.